First National Lincoln Corporation Changes Name to The First Bancorp

DAMARISCOTTA, ME, May 1 – First National Lincoln Corporation (Nasdaq: FNLC), today announced its shareholders voted overwhelmingly at the 2008 Annual Meeting in favor of changing the name of the Company to The First Bancorp, Inc.

“We feel this is in the best interest of the Company,” observed President & Chief Executive Officer Daniel R. Daigneault, “and will tie the name of the Company to our operating subsidiary, The First, N.A. The Company was established in 1985 when The First National Bank of Damariscotta had only three locations in Lincoln County, and at that time, First National Lincoln Corporation reflected both the name of the Bank and the county in which we operated.

“Since then, the Bank expanded into Knox County in 1997 and into Hancock and Washington Counties in 2005 through the merger with FNB Bankshares, at which point the name of the Bank was changed to The First, N.A. In hindsight, we should have changed the Company name at that time. Most bank holding companies derive their names from their banks, such as Bank of America Corp., Camden National Corporation, US Bancorp, etc. In looking for a more appropriate name and to build stronger brand recognition between the Bank and the Company, we selected The First Bancorp. I believe this will serve the Company well and put us in a better position to leverage the strong reputation of the Bank into name recognition for the Company.”

The name change will go into effect on Friday, May 2, 2008. The Company’s stock, which trades on the Nasdaq Global Select Market, will continue to use the symbol FNLC. For additional information on The First Bancorp and The First N.A., please visit the Company’s website at www.TheFirstBancorp.com.

The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A., an independent community bank in coastal Maine. Founded in 1864, the Bank provides a full range of consumer and commercial banking products and services from 14 offices in Lincoln, Knox, Hancock and Washington Counties. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These

statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, The First Bancorp’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.